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                               EXHIBIT 23.1.1


                      INDEPENDENT AUDITORS' CONSENT


     We consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (No. 33-80443) of our report dated January 29, 1997 relating to the financial statements of Willowbridge Strategic Trust, our report dated January 29, 1997 relating to the statement of financial condition of Prudential Securities Futures Management Inc., and our report dated January 29, 1997 relating to the statement of financial condition of Diversified Futures Trust I, which appear in the Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP


/s/ Price Waterhouse LLP

New York, New York
March 25, 1997